EXHIBIT 99.1







                            ASSET PURCHASE AGREEMENT


                            AS OF DECEMBER 19, 2002


                                  BY AND AMONG

                       NORTHCOAST COMMUNICATIONS, L.L.C.

                                      AND

                              BOSTON HOLDING, LLC

                                      AND

                           NEW YORK PCS HOLDING, LLC

                                      AND

                   CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS


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                               TABLE OF CONTENTS


                                                                            Page

1.  Definitions.............................................................  1

       1.01   Certain Definitions...........................................  1
       1.02   Other Definitional Provisions.................................  6

2.  Purchase and Sale.......................................................  6

       2.01   Transfer of Assets............................................  6
       2.02   Purchase Price................................................  6
       2.03   Purchase Price Adjustment.....................................  7
       2.04   Payment of Purchase Price and Assumption of Liabilities.......  9
       2.05   Escrow........................................................  9
       2.06   Sales and Transfer Taxes......................................  9

3.  Representations and Warranties of Sellers............................... 10

       3.01   Organization and Authority of Sellers......................... 10
       3.02   Legal Capacity; Approvals and Consents........................ 10
       3.03   Tax Matters................................................... 10
       3.04   PCS Assets.................................................... 11
       3.05   Labor Contracts and Actions................................... 12
       3.06   Employee Benefits and Arrangements............................ 12
       3.07   Defaults...................................................... 13
       3.08   Legal and Governmental Proceedings and Judgments.............. 13
       3.09   Insolvency.................................................... 13
       3.10   Finders and Brokers........................................... 13
       3.11   Books of Account; Pro Forma Balance Sheet; Indebtedness....... 13
       3.12   Material Changes.............................................. 14
       3.13   Intellectual Property......................................... 14

4.  Representations and Warranties of Buyer................................. 14

       4.01   Organization and Authority of Buyer........................... 14
       4.02   Legal Capacity; Approvals and Consents........................ 14
       4.03   Legal and Governmental Proceedings and Judgments.............. 14
       4.04   Finders and Brokers........................................... 15
       4.05   Buyer Consents................................................ 15
       4.06   Insolvency.................................................... 15
       4.07   Acquisition of Rights......................................... 15
       4.08   Buyer's Financial Capability.................................. 15

5.  Covenants Pending Closing............................................... 15

       5.01   Business of Sellers........................................... 15
       5.02   Access to Information......................................... 16
       5.03   Non-solicitation.............................................. 16
       5.04   Certain Employee Matters...................................... 16


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       5.05   Transferring Subsidiaries..................................... 16
       5.06   Termination of Cell Site Leases............................... 17

6.  Deliveries at Closing................................................... 17

       6.01   Deliveries by Sellers......................................... 17
       6.02   Deliveries by Buyer to Sellers................................ 18
       6.03   Additional Deliveries by Buyer and Sellers.................... 19

7.  Conditions to the Obligations of Buyer.................................. 19

       7.01   Receipt of Consents........................................... 19
       7.02   Sellers' Authority............................................ 19
       7.03   Performance by Sellers........................................ 19
       7.04   Absence of Breach of Warranties and Representations........... 19
       7.05   Absence of Proceedings........................................ 20
       7.06   Repayment of Indebtedness..................................... 20
       7.07   FCC Payoff Letter............................................. 20

8.  Conditions to the Obligations of Sellers................................ 20

       8.01   Receipt of Consents........................................... 20
       8.02   Buyer's Authority............................................. 20
       8.03   Performance by Buyer.......................................... 20
       8.04   Absence of Breach of Representations and Warranties........... 20
       8.05   Absence of Proceedings........................................ 20
       8.06   Repayment of Indebtedness..................................... 20

9.  Covenants............................................................... 21

       9.01   Compliance with Conditions.................................... 21
       9.02   Compliance with HSR Act and Rules............................. 21
       9.03   Application for Assignment of Contracts and PCS Licenses...... 22
       9.04   Records, Taxes and Related Matters............................ 22
       9.05   Non-Assignment................................................ 22
       9.06   Access by Sellers............................................. 22

10. Survival of Representations, Warranties, Covenants and Other
      Agreements; Indemnification........................................... 23

       10.01  Survival of Representations and Warranties.................... 23
       10.02  Indemnification by Sellers.................................... 23
       10.03  Indemnification by Buyer...................................... 24
       10.04  Third Party Claims; Etc....................................... 25
       10.05  Replacement of Escrow Fund.................................... 26

11. Further Assurances...................................................... 26


12. Closing................................................................. 26

       12.01  Closing....................................................... 26


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       12.02  Termination................................................... 27

13. Miscellaneous........................................................... 28

       13.01  Amendments; Waivers........................................... 28
       13.02  Entire Agreement.............................................. 28
       13.03  Binding Effect; Assignment.................................... 28
       13.04  Construction; Counterparts.................................... 28
       13.05  Notices....................................................... 29
       13.06  Expenses of the Parties....................................... 30
       13.07  Non-Recourse.................................................. 30
       13.08  Third Party Beneficiary....................................... 30
       13.09  Governing Law................................................. 30
       13.10  Press Releases................................................ 30
       13.11  Bulk Transfer Laws............................................ 31
       13.12  Severability.................................................. 31
       13.13  Specific Performance for Buyer................................ 31
       13.14  Specific Performance for Sellers.............................. 31
       13.15  Confidentiality of Business Information....................... 31

EXHIBIT A  -  PCS Licenses
EXHIBIT B  -  Escrow Agreement
EXHIBIT C  -  Assumption Agreement
EXHIBIT D  -  Bill of Sale and General Assignment
EXHIBIT E  -  FCC Opinion
EXHIBIT F  -  Additional Notices

Schedule 1.01(a)  -  Assumed Liabilities
Schedule 1.01(b)  -  Excluded Assets
Schedule 1.01(c)  -  Excluded Liabilities
Schedule 1.01(d)  -  PCS Assets
Schedule 1.01(e)  -  Permitted Encumbrances
Schedule 2.03(f)  -  Working Capital
Schedule 3.02     -  Consents and Approvals
Schedule 3.03     -  Tax Notices and Assessments
Schedule 3.04(b)  -  Real Property
Schedule 3.04(d)  -  Environmental Matters
Schedule 3.04(e)  -  PCS Licenses
Schedule 3.04(f)  -  Microwave Clearance Liabilities
Schedule 3.04(g)  -  Material Contracts
Schedule 3.04(h)  -  Compliance with Law
Schedule 3.07     -  Notice of Claims or Purported Defaults
Schedule 3.08     -  Legal Proceedings
Schedule 3.10     -  Seller's Brokers
Schedule 3.11(b)  -  Financial Statement
Schedule 3.11(c)  -  Indebtedness
Schedule 3.12     -  No MAE
Schedule 3.13     -  Intellectual Property
Schedule 4.05     -  Consents

                            ASSET PURCHASE AGREEMENT
                            ------------------------


         This Asset Purchase Agreement is made and entered into as of December 19, 2002, by and among Northcoast Communications, L.L.C., a Delaware limited liability company ("Northcoast"), Boston Holding, LLC, a Delaware limited liability company ("Boston LLC") and New York PCS Holding, LLC, a Delaware limited liability company ("New York LLC" and together with Northcoast and Boston LLC, "Sellers"), and Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership ("Buyer").

                                 R E C I T A L S
                                 ---------------


         WHEREAS, Sellers are collectively the FCC licensees of certain personal communications services ("PCS") licenses identified on Exhibit A (the "PCS Licenses") and hold certain related build-out assets (as such term is further defined below, the "PCS Assets").

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the PCS Assets in accordance with the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.   Definitions.

         1.01 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         Agreement means this Agreement and the Exhibits and Schedules attached hereto.

         Ancillary Documents means the Bill of Sale and General Assignment, the Assumption Agreement and the Escrow Agreement.

         Asserted Claim has the meaning set forth in Section 10.04.

         Assumed Liabilities means (i) each liability, obligation and commitment listed or described on Schedule 1.01(a), (ii) the Clearance Liabilities, (iii) all Current Liabilities in the final Working Capital Statement, (iv) accrued ad valorem, real and tangible personal property taxes, whether incurred prior to, on or subsequent to the Closing Date, on the PCS Assets, to the extent included in Current Liabilities in the Final Working Capital Schedule, (v) all obligations pursuant to the Contracts assigned to Buyer included within the PCS Assets, provided that with respect to the period prior to Closing, Buyer shall assume obligations and liabilities under the Contracts only to the extent that they are Current Liabilities in the Final Working Capital Schedule, and (vi) all other liabilities, obligations and commitments relating to the PCS Assets arising after the Closing (and attributable to periods after the Closing) whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise. For the avoidance of doubt, the Assumed Liabilities do not include any items set forth on Schedule 1.01(c).

         Assumption Agreement has the meaning set forth in Section 2.04.

         Auditor Notice has the meaning set forth in Section 2.03(d).

         Bill of Sale  and  General  Assignment  has the  meaning  set  forth in
Section 6.01(a).

         Boston LLC has the meaning set forth in the Recitals.

         Buyer has the meaning set forth in the Preamble to this Agreement.

         Cancellation Notice has the meaning set forth in Section 5.06(a).

         Clearance Liabilities means amounts payable to microwave operators in connection with the clearance by such operators of operations from the spectrum covered by the PCS Licenses.

         Closing means a meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

         Closing  Date means the date fixed for the Closing in  accordance  with
Section 12.01.

         Contract means each contract, mortgage, deed of trust, bond, indenture, lease, license (other than the PCS Licenses), note, certificate, option, warrant, right, or other instrument, document or written agreement relating to the PCS Assets to which any of Sellers is a party or by which any of Sellers or the PCS Assets are bound, and in each case which is listed or described on
Schedule 3.04(g) or which is entered into after the date hereof and prior to the Closing in accordance with Section 5.01 and which is consistent with the types of Contracts listed or described on Schedule 3.04(g).

         Current Assets has the meaning set forth in Section 2.03(h).

         Current Liabilities has the meaning set forth in Section 2.03(i).

         Deductible has the meaning set forth in Section 10.02(c).

         De Minimis has the meaning set forth in Section 10.02(c).

         DOJ means the Antitrust Division of the United States Department of Justice.

         Encumbrances means liens, charges, encumbrances, security interests, options, restrictions or any other similar third party rights, other than liens for taxes not yet due and payable.

         Environmental Law means any law or regulation governing the protection of the environment (including air, water, soil and natural resources) or the use, generation, storage, handling, release, treatment, discharge, emission or disposal of any hazardous or toxic substance.

         Environmental Permits means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by Sellers with a Governmental Authority under any applicable Environmental Law.


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

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         ERISA Affiliate means any entity which, with a Seller, would be treated as a single employer under Section 414 of the Code or under ERISA.

         Escrow Agent means any financial institution designated by Sellers prior to the Closing Date to serve as escrow agent under the Escrow Agreement and reasonably satisfactory to Buyer.

         Escrow Agreement means the Escrow Agreement to be dated as of the Closing Date by and among the Buyer, the Sellers and the Escrow Agent named therein, which shall be substantially in the form set forth in Exhibit B, with such changes as may be reasonably agreed upon by Buyer, the Sellers and the Escrow Agent.

         Escrow Deposit has the meaning set forth in Section 2.05(a).

         Escrow Fund has the meaning set forth in Section 2.05(a).

         Excluded Assets means (i) all assets and properties of Sellers other than the PCS Assets, including, without limitation, the assets and properties listed or described on Schedule 1.01(b) and (ii) all PCS Assets of a type determined in accordance with GAAP to be current assets other than "deposits" and "prepaid expenses" and not included in Current Assets in the Final Working Capital Schedule; provided that to the extent "prepaid expenses" includes "prepaid insurance," such "prepaid insurance" shall be an Excluded Asset.

         Excluded Liabilities means all liabilities, obligations and commitments (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise) of Sellers other than the Assumed Liabilities, including, without limitation, the liabilities, obligations and commitments listed or described on Schedule 1.01(c) and all liabilities, obligations and commitments of a type determined in accordance with GAAP to be "current liabilities" and not included in Current Liabilities in the final Working Capital Schedule.

         FCC means the Federal Communications Commission.

         FCC Bidding Credit Repayment Obligations means the obligations of Sellers to satisfy the obligations of Section 1.2111(d) of Title 47 of the Code of Federal Regulations with respect to any of the PCS Licenses held by Sellers obtained with a bidding credit.

         FCC Installment Payment Obligations means the obligations of Sellers to satisfy the obligations of Section 1.2111(c) of Title 47 of the Code of Federal Regulations with respect to any of the PCS Licenses held by Sellers obtained with installment financing.

         FCC Payoff Amount means the FCC Bidding Credit Repayment Obligations, the FCC Installment Payment Obligations, and any other debts or liabilities, including accrued and unpaid interest, fees or penalties, owed to the FCC by Sellers with respect to the PCS Licenses, as shall be set forth in the FCC Payoff Letters.

         FCC Payoff Letters means one or more letters from the FCC to Sellers, to be delivered to Sellers prior to the Closing, which shall designate the FCC Payoff Amount owed for the PCS Licenses.

         Final Calculation has the meaning set forth in Section 2.03(g)(i).

         Final Order means action by the FCC as to which (i) no request for stay by such authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such authority, and the time for filing any such petition has passed; (iii) such authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of such authority's action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

         FTC means the Federal Trade Commission.

         Governmental Authority means the Federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

         Hazardous Substance means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum products.

         HSR Act and Rules means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

         HSR Report means the Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

         Indemnified Buyer Party has the meaning set forth in Section 10.02(a).

         Indemnified Seller Party has the meaning set forth in Section 10.03(a).

         Indemnitee has the meaning set forth in Section 10.04.

         Indemnitor has the meaning set forth in Section 10.04.

         Independent Accountant has the meaning set forth in Section 2.03(d).

         Initial  Adjustments  Amount  has the  meaning  set  forth  in  Section
2.03(b).

         Judgment means judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         Law means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

         Losses has the meaning set forth in Section 10.02(a).

         Material Adverse Effect means a material adverse effect on the PCS Assets taken as a whole, other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting PCS operators generally.

         Material Contracts has the meaning set forth in Section 3.04(g).

         New York LLC has the meaning set forth in the Recitals.

         Northcoast has the meaning set forth in the Recitals.

         Outside Date has the meaning set forth in Section 12.01.

         PCS has the meaning set forth in the Preamble to this Agreement.

         PCS Assets means (i) those licenses, properties, assets, privileges, rights and interests, real and personal, tangible and intangible, including
Sellers' leasehold interests or rights to possession, that are listed or described on Schedule 1.01(d), including, without limitation, the PCS Licenses and the Contracts other than assets of a type determined in accordance with GAAP to be current assets and (ii) those Current Assets in the final Working Capital Schedule; provided that the PCS Assets shall exclude the Excluded Assets and any assets disposed of prior to the Closing in the usual and ordinary course of business and not in violation of this Agreement and any cell site leases terminated not in violation of this Agreement.

         PCS Licenses has the meaning set forth in the Preamble to this Agreement.

         PCS Operations means the operations conducted by the Sellers with respect to the PCS Assets.

         Permitted Encumbrances means those Encumbrances set forth in Schedule 1.01(e) hereto, the FCC Bidding Credit Repayment Obligations, the FCC Installment Payment Obligations and all other Encumbrances, if any, that are not material in character or amount, that do not materially detract from the value of the tangible property subject thereto and that do not materially interfere with the present and continued use of such property in the operation of the PCS Assets.

         Person means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

         Preliminary Purchase Price has the meaning set forth in Section 2.02.

         Preliminary Closing Date Working Capital Schedule has the meaning set forth in Section 2.03(b).

         Purchase Price has the meaning set forth in Section 2.02.

         Purchase Price Adjustment has the meaning set forth in Section 2.03(a).

         Real Property means all realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements.

         Reference Number has the meaning set forth in Section 2.03(a).

         Resolution Period has the meaning set forth in Section  2.03(d).

         Second Transaction has the meaning set forth in Section 12.01(b).

         Seller Employee Benefits Plan means any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and including, without limitation, each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether formal or informal, written or oral, to which any Seller or any ERISA Affiliate is a party, or that is sponsored, maintained or contributed to by any Seller or any ERISA Affiliate, or with respect to which any Seller or any ERISA Affiliate has any obligation to contribute, or any liability with respect thereto, for the benefit of any of the employees or former employees of any Seller or of any ERISA Affiliate, or any present or former beneficiary, dependent or assignee of any such employee or former employee.

         Sellers has the meaning set forth in the Preamble to this Agreement.

         Sellers' Closing Payment has the meaning set forth in Section 2.04.

         Tax Returns has the meaning set forth in Section 3.03.

         Working Capital Schedule has the meaning set forth in Section 2.03(c).

         1.02 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in plural, and vice versa.

2.   Purchase and Sale.

         2.01 Transfer of Assets. At the Closing, upon the terms and conditions set forth in this Agreement, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all of Sellers' right, title and interest in and to the PCS Assets, such transaction to be effective as of the opening of business on the Closing Date.

         2.02 Purchase Price. The aggregate purchase price to be paid by Buyer to Sellers for the PCS Assets shall be $750,000,000 (the "Preliminary Purchase Price"), subject to adjustment at and following Closing as provided in Section
2.03 below (as so adjusted, the "Purchase Price"), and payable by Buyer to Sellers in accordance with Section 2.04 below.

         2.03     Purchase Price Adjustment.

               (a) The Preliminary Purchase Price shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis for the adjustments described in this Section 2.03. In the event that Current Liabilities exceed Current Assets by less than $10,162,000 (the "Reference Number"), the Preliminary Purchase Price shall be increased by the amount that such excess is less than the Reference Number; and in the event that Current Liabilities exceed Current Assets by more than the Reference Number, the Preliminary Purchase Price shall be decreased by the amount that such excess is greater than the Reference Number. The Purchase Price Adjustment shall be initially calculated as of the Closing as described in Section 2.03(b) and reflected in Sellers' Closing Payment made pursuant to
          Section 2.04, and finally calculated as described in Section 2.03(c) and 2.03(d).

               (b) Not more than five and not less than three business days prior to the Closing Date, Sellers shall deliver to Buyer (i) a schedule dated as of the opening of business on the Closing Date showing Current Assets and Current Liabilities based on information reasonably available to Sellers not more than five business days prior to the Closing Date, prepared by Sellers in accordance with GAAP and on an estimated basis (the "Preliminary Closing Date Working Capital Schedule"); and (ii) a good faith estimate prepared by Sellers of the dollar amount of the Purchase Price Adjustment to the Preliminary Purchase Price (the "Initial Adjustments Amount"), taking account of all provisions establishing the basis for calculating such adjustment set forth herein. The Preliminary Purchase Price shall be increased or decreased at Closing by the Initial Adjustments Amount. Not more than 30 days after the Closing Date, Sellers shall deliver to Buyer a calculation prepared by Sellers of the dollar amount of the Purchase Price Adjustment to the Preliminary Purchase Price, taking account of all provisions establishing the basis for calculating such adjustment set forth herein.

               (c) As promptly as practicable after the Closing Date (but in no event later than 90 days thereafter) Buyer shall prepare and deliver to Sellers for their review and comment a schedule prepared in accordance with GAAP and dated as of the opening of business on the Closing Date showing Current Assets and Current Liabilities (the "Working Capital Schedule"). The Working Capital Schedule shall be prepared as set forth in Section 2.03(f). If Sellers object to any amounts reflected on the Working Capital Schedule, Sellers must, within 20 business days after Sellers' receipt thereof, give written notice (the "Dispute Notice") to Buyer specifying in reasonable detail Sellers' objections. If Sellers have not given a Dispute Notice with respect to the Working Capital Schedule by the end of the 20 business day period after Sellers have received such Working Capital Schedule, Buyer's determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. Any disputes with respect to the Working Capital Schedule shall be resolved pursuant to the procedures of Section 2.03(d).

               (d) With respect to any disputed  amounts  concerning the Working
          Capital Schedule, the parties shall meet in person and negotiate in good faith during the 20 business day period (the "Resolution Period") after the date of Buyer's receipt of the Dispute Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then at any time thereafter, either party may require that the disputes be submitted to an independent accounting firm, to be mutually and reasonably agreed upon by Buyer and Sellers (the "Independent Accountant"), such action to be triggered by the requesting party providing written notice to the other party (an "Auditor Notice"). In the event an Auditor Notice is given, the Independent Accountant shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 45 days after such engagement, which resolution shall be based on the express provisions of this Agreement; provided, however, that if the Independent Accountant finds the express terms of this Agreement are not sufficient to resolve any issue or issues, the Independent Accountant shall rely upon GAAP as then in effect. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who is not the substantially prevailing party, as determined by the Independent Accountant based on the Independent Accountant's resolution of the issues. If the Independent Accountant is unable to make a determination of which party is the substantially prevailing party, Buyer, on the one hand, and Sellers, on the other hand, shall share the expenses of the Independent Accountant equally.

               (e) From and after the Closing Date, Buyer shall provide Sellers and their representatives (and the Independent Accountant, if one has been appointed), upon reasonable notice, with free and full access to the books, records and personnel of Buyer reasonably requested by Sellers or their representatives (or the Independent Accountants) to assist Sellers or their representatives (or the Independent Accountants) in the review of the Working Capital Schedule or resolution of any disputes relating thereto.

               (f) The Working Capital Schedule shall set forth the (x) Current Assets and Current Liabilities of Sellers existing as of the opening of business on the Closing Date, (y) extent to which such Current Liabilities exceed Current Assets as of the opening of business on the Closing Date, and (z) the amount that such excess was less than or greater than the Reference Number. For clarification purposes,
          Schedule  2.03(f)  sets  forth  the  format  for the  Working  Capital
          Schedule.

               (g) In the event the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) differs from the Initial Adjustments Amount:

                    (i) if the Current Liabilities minus Current Assets plus the
               Initial Adjustments Amount (if the Initial Adjustments Amount was made in Sellers' favor) or minus the Initial Adjustments Amount (if the Initial Adjustments Amount was made in Buyer's favor) (the "Final Calculation") is less than the Reference Number, then Buyer shall pay to Sellers the amount by which the Reference Number exceeds the Final Calculation; and

                    (ii) if the Final  Calculation is greater than the Reference
               Number, then Sellers shall pay to Buyer the amount by which the Final Calculation exceeds the Reference Number.

          All payments hereunder shall be paid promptly (within five business days) in immediately available funds. All references in this Section 2.03(g) to Current Liabilities or Current Assets shall be to the Current Liabilities or Current Assets, as the case may be, set forth in the Working Capital Schedule as finally determined in accordance with this Section 2.03.

               (h) Current Assets shall mean: all PCS Assets of a type determined in accordance with GAAP as of the Closing Date to be "deposits" or "prepaid expenses," provided that such prepaid expenses shall not include prepaid insurance.

               (i) Current Liabilities shall mean all liabilities, obligations and commitments that relate to the PCS Assets and are of a type determined to be "current liabilities" in accordance with GAAP as of the Closing Date, and shall for purposes hereof include the Clearance Liabilities whether or not they constitute current liabilities in accordance with GAAP.

         2.04 Payment of Purchase Price and Assumption of Liabilities. On the Closing Date, Buyer shall (i) pay towards the Purchase Price, to Sellers, an amount equal to the Preliminary Purchase Price, minus the FCC Payoff Amount, minus the amount of the Escrow Deposit, and less or plus the amount of any Initial Adjustments Amount (the "Sellers' Closing Payment"), payable by wire transfer of immediately available funds to such account(s) as Sellers shall designate prior to the Closing Date, (ii) pay to the FCC, the FCC Payoff Amount, payable by wire transfer of immediately available funds to such accounts(s) as the FCC shall designate prior to the Closing Date, and (iii) assume and agree to pay, discharge and perform the Assumed Liabilities as and when due in accordance with the assumption agreement attached as Exhibit C hereto (the "Assumption Agreement").

         2.05 Escrow.

               (a) Deposit in Escrow. Concurrently with the Closing, Buyer shall deposit in escrow (the "Escrow Deposit") with the Escrow Agent
          $60,000,000 (such amount and any proceeds and including interest accrued thereon and any additions, substitutions or other property in which the same may be invested to be referred to herein as the "Escrow Fund"), to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Fund shall be used to satisfy the Sellers' obligations to indemnify and hold the Indemnified Buyer Parties harmless pursuant to Article 10 of this Agreement.

               (b) Settlement of Escrow. To the extent that the Escrow Fund has not been distributed to the Indemnified Buyer Parties pursuant to the terms of the Escrow Agreement and to the extent the Escrow Fund is not required to be retained by the Escrow Agent in connection with any pending claims as provided for by the Escrow Agreement, a portion of the Escrow Fund shall be distributed to the Sellers on the first business day following the six month anniversary of the Closing Date, and the remainder of the Escrow Fund shall be distributed to the Sellers on the first business day following the first anniversary of the Closing Date, all in accordance with the terms of the Escrow Agreement.

         2.06 Sales and Transfer Taxes. Sellers (collectively) and Buyer shall each pay or cause to be paid at the Closing or, if due thereafter, promptly when due, one-half of the sum of all sales, use, transfer and documentary taxes applicable to the transfer of the PCS Assets to Buyer at Closing.

3.   Representations and Warranties of Sellers.

         To induce Buyer to enter into this Agreement, Sellers represent and warrant to Buyer as follows:

         3.01 Organization and Authority of Sellers. Each Seller is duly organized. validly existing and in good standing under the laws of its jurisdiction of organization.

         3.02 Legal Capacity; Approvals and Consents.

               (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the consents and approvals set forth on Schedule 3.02, Sellers have all requisite power and authority to execute, deliver and perform this Agreement. Sellers have duly taken all limited liability company and member actions necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by Sellers, and this Agreement is, and the Ancillary Documents will be, the valid and binding obligation of Sellers, enforceable against each of them in accordance with their terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

               (b) No Breach. Subject only to obtaining the consents and approvals set forth on Schedule 3.02, the execution, delivery and performance of this Agreement does not and will not, and the execution, delivery and performance of the Ancillary Documents will not, (i) contravene or conflict with the relevant organizational documents of Sellers, (ii) violate, breach or conflict with any provision of or constitute a default under or permit the termination, suspension, modification or impairment of any PCS License, Law, Judgment, or Material Contract to which any of Sellers is a party or by which any of Sellers or any of the PCS Assets is subject or bound; or (iii) create or impose any Encumbrance upon any of the PCS Assets other than a Permitted Encumbrance, except, in the case of clauses
          (ii) through (iii) above, for those exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (c) Required Consents. Other than approvals and filings under the HSR Act and Rules, the consent of the FCC to the assignment of the PCS Licenses and the consent of the parties listed in Schedule 3.02, there are no parties whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Sellers, except (i) notice filings required to be made in certain states which Sellers covenant shall be timely made and (ii) where failure to obtain such consent or approval or failure to make such filing would not reasonably be expected to have a Material Adverse Effect.

         3.03 Tax Matters. Sellers have duly filed all material Federal, state, local and foreign income, information, franchise, sales, use, property, excise and payroll and other tax returns or reports (herein "Tax Returns") required to be filed by Sellers on or prior to the date hereof. All material taxes, fees and assessments that are shown on such Tax Returns as due or payable by Sellers on or before the date hereof and that might result in an Encumbrance upon any of the PCS

Assets have been duly paid. Except as set forth in Schedule 3.03, Sellers have received no notice or assessment to the effect that there is any unpaid tax, interest, penalty or addition to tax due or claimed to be due from Sellers in respect of such Tax Returns; Sellers have received no notice of the assertion or threatened assertion of any Encumbrances with respect to any PCS Assets on account of any unpaid taxes; and no audits of such Tax Returns by any Governmental Authority are pending or, so far as Sellers know, threatened. None of the Sellers is a corporation for Federal income tax purposes. Each Seller which is a disregarded entity for Federal income tax purposes is neither (i) directly owned by an entity which is a corporation for Federal income tax purposes, nor (ii) indirectly wholly owned by an entity which is a corporation for Federal income tax purposes.

         3.04 PCS Assets.

               (a) Title;  Encumbrances.  Sellers have, or will have at Closing:
          (i) good, valid and marketable title to all of the tangible personal property and fixtures and Real Property owned in fee included in the PCS Assets and (ii) the right and authority (subject to the required consents specified herein) to transfer to Buyer all of Sellers' right, title and interest in and to the other property or rights included in the PCS Assets, in each instance free and clear of any Encumbrances or defects in title except Permitted Encumbrances.

               (b) Real Property. Schedule 3.04(b) sets forth a list of all Real Property owned or leased by Sellers that is included in the PCS Assets.

               (c) Condition of Tangible Assets. All of the tangible PCS Assets, including without limitation all network equipment, are in good working condition and repair, subject to normal wear and maintenance.

               (d) Environmental Matters. Except as disclosed in Schedule 3.04(d), (i) to the knowledge of Sellers, the PCS Assets comply with applicable Environmental Laws; (ii) to the knowledge of Sellers, Sellers have obtained all Environmental Permits which are required to operate the PCS Assets; (iii) Sellers have not received any written notice from any Governmental Authority alleging that the PCS Assets are in violation of, or require remediation under, any applicable Environmental Law; (iv) to the knowledge of Sellers, the PCS Assets are not the subject of any court order, administrative order, notice, demand letter, investigation or decree arising under any Environmental Law; (v) to the knowledge of Sellers, except in compliance with Environmental Laws, there has been no release, generation, storage, discharge or disposal of any Hazardous Substances at, to or from the PCS Assets as a result of any actions or omissions by Persons other than Sellers, and (vi) except in compliance with Environmental Laws, there has been no release, generation, storage, discharge or disposal of any Hazardous Substances at, to or from the PCS Assets as a result of any actions or omissions by Sellers.

               (e) PCS Licenses. Exhibit A sets forth a list of all PCS Licenses. Each of the PCS Licenses is valid and in full force and effect. Sellers are in compliance with the terms and conditions of all such PCS Licenses except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.04(e), Sellers have not received any notice of any claimed or purported default with respect to any PCS License and there are no proceedings pending, or, to the knowledge of Sellers, threatened, to cancel, modify or change any such PCS License, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.04(e), Sellers have submitted to the FCC all filings and payments that are required under the rules and regulations of the FCC. Sellers have made available to Buyer copies of all reports and filings since January 1, 2002, made or filed pursuant to FCC rules and regulations.

               (f) Microwave Clearance Liabilities. Except for such liabilities and obligations as are set forth on Schedule 3.04(f), to the knowledge of Sellers, no Clearance Liabilities will be due and payable as of the Closing Date.

               (g) Material Contracts. Schedule 3.04(g) identifies all Material Contracts in effect on the date of this Agreement. "Material Contracts" means any contract, mortgage, deed of trust, bond, indenture, lease, license (other than the PCS Licenses), note, certificate, option, warrant, right or other instrument, document or agreement to which any of Sellers is a party or by which any of the Sellers or the PCS Assets are bound that does not relate exclusively to the Excluded Assets and that (i) requires in any calendar year payments aggregating $25,000 or more, (ii) cannot be terminated within six months without penalty, or (iii) is related to cell site or tower rental, retail, reseller or roaming services, agency, distribution or similar arrangements, interconnection or political contributions. Except as set forth on Schedule 3.04(g), Sellers have made available to Buyer true, accurate and complete copies of each such Material Contract, including all amendments thereto.

               (h) Compliance with Law. Except as set forth in Schedule 3.04(h), the PCS Assets are owned and used by Sellers in compliance with all applicable laws, regulations and other requirements of Governmental Authorities, PCS Licenses and Material Contracts except where the violation of any of the foregoing would not reasonably be expected to have a Material Adverse Effect, including, but not limited to, compliance in all material respects with the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         3.05 Labor Contracts and Actions.

               (a) No Seller is a party to any contract with any labor organization, nor has any Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of any Seller with respect to the operation of the PCS Assets, and no organizational effort is being made or, to the knowledge of Sellers, is threatened by or on behalf of any labor union or any employee with respect to the PCS Operations.

               (b) As of the date of this Agreement, no Seller is experiencing any strikes, work stoppages, significant grievance proceedings or, to the knowledge of Sellers, claims of unfair labor practices filed with respect to the PCS Operations.

         3.06 Employee Benefits and Arrangements. Under no circumstances (other than Buyer's voluntary assumption of such liability) will Buyer have any liability for benefits or otherwise under any Seller Employee Benefit Plan, and neither any Seller nor any ERISA Affiliate has agreed with or represented to any third party (including, but not limited to current or former employees) that any buyer or transferee of the PCS Assets will assume or be liable for any benefits or compensation obligations under any Seller Employee Benefit Plan.

         3.07 Defaults. Except as set forth in Schedule 3.07, there are no defaults by Sellers under any of the Material Contracts (nor have Sellers received written notice of a threatened default or notice of default) which could reasonably be expected to have a Material Adverse Effect.

         3.08 Legal and Governmental Proceedings and Judgments. Except as may affect the PCS industry generally in the United States, or as set forth on
Schedule 3.08, there is no legal action or proceeding pending or, to the knowledge of Sellers, any investigation pending or threatened against Sellers or the PCS Assets, nor is there any Judgment outstanding against Sellers or to or by which Sellers or the PCS Assets is subject or bound, which (i) results in any modification, termination, suspension, impairment or reformation of any PCS License or Contract or any right or privilege thereunder in a manner that could reasonably be expected to have a Material Adverse Effect or (ii) materially adversely affects the ability of Sellers to consummate any of the transactions contemplated hereby.

         3.09 Insolvency. None of the Sellers has initiated any insolvency or bankruptcy proceeding.

         3.10 Finders and Brokers. Sellers have employed the broker or brokers named in Schedule 3.10 in the sale provided herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith. Sellers have not entered into any other contract, arrangement or understanding with any Person or firm, nor are they aware of any claim or basis for any claim based upon any act or omission of Sellers or any of their affiliates which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         3.11 Books of Account; Pro Forma Balance Sheet; Indebtedness.

               (a) With respect to the PCS Operations, the books of account and related records of Sellers fairly reflect in all material respects in reasonable detail their assets, liabilities and results of operations on a consistent basis. Sellers have not engaged in any operations or used funds of Sellers with respect to the PCS Operations except for operations or funds that have been and are reflected in all material respects in the normally maintained books and records of Sellers.

               (b) Set forth in Schedule 3.11(b) is a true and complete copy of the Pro Forma Balance Sheet for Northcoast Communications, L.L.C. on September 30, 2002 (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet includes all of the assets of Sellers that are utilized principally by the PCS Operations and all of the liabilities of the Sellers that relate principally to the PCS Operations on September 30, 2002, to the extent that such assets and liabilities are required to be reflected thereon pursuant to GAAP (except that footnote disclosure normally presented in financial statements prepared in accordance with GAAP has been condensed or omitted), and do not reflect any other assets or liabilities.

               (c) Schedule 3.11(c) sets forth a true and complete list of all liabilities for indebtedness for borrowed money related to the PCS Assets, including the name of the lender and the amount of principal owed as of September 30, 2002.

         3.12 Material Changes. Except as disclosed on Schedule 3.12, since September 30, 2002, no event has occurred that would be reasonably likely to have a Material Adverse Effect.

         3.13 Intellectual Property. Except as disclosed on Schedule 3.13, (i) in conducting the PCS Operations as presently conducted, to the knowledge of Sellers, none of the Sellers, nor any of their affiliates, is infringing upon or unlawfully or wrongfully using any patent, trademark, trade name, service mark, copyright or any other form of intellectual property or, to the knowledge of Sellers, any trade secret, owned or claimed by another and (ii) no Seller is in default under, or has received any written notice of any claim of infringement or any other claim or proceeding relating to, any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto.

4.   Representations and Warranties of Buyer.

         To induce Sellers to enter into this Agreement, Buyer represents and warrants to Sellers as follows:

         4.01   Organization  and  Authority  of  Buyer.   Buyer  is  a  general
partnership duly organized and validly existing under the laws of the State of Delaware.

         4.02 Legal Capacity; Approvals and Consents.

               (a) Authority; Binding Effect. Buyer has all requisite power and authority to execute, deliver and perform this Agreement. Buyer has duly taken all actions necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been, and the Ancillary Documents will be, duly executed and delivered by Buyer, and this Agreement is, and the Ancillary Documents will be, the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

               (b) No Breach or Violation. The execution, delivery and performance of this Agreement does not and will not, and the execution, delivery and performance of the Ancillary Documents will not, (i) contravene or conflict with the relevant organizational documents of Buyer or (ii) violate, breach or conflict with or result in a breach or violation by Buyer of, or constitute a default under, any Law, Judgment, material contract, arrangement or understanding to which Buyer is a party or by which Buyer is subject or bound except, in the case of clause (ii), for those exceptions which would not, individually or in the aggregate, reasonably be expected to be material.

         4.03 Legal and Governmental Proceedings and Judgments. There is no legal action, proceeding, investigation or controversy pending or, to the knowledge of Buyer, threatened against or otherwise involving Buyer, nor are there any Judgments outstanding against Buyer or to or by which Buyer is, or may be, subject or bound which materially adversely affect the ability of Buyer to consummate any of the transactions contemplated hereby.

         4.04 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person, and is not aware of any claim or basis for any claim based upon any act or omission of Buyer or any of its affiliates, which may result in the obligation of Sellers to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.05 Buyer Consents. Other than approvals and filings as required under the HSR Act and Rules, the consent of the FCC to the transfer of the PCS Licenses or as set forth on Schedule 4.05, no consent, order, authorization, waiver, approval or any other action by, or registration, declaration or filing with, any third party or Governmental Authority is required for Buyer to execute and deliver this Agreement and consummate the transactions contemplated hereby except (i) for notice filings required to be made in certain states which Buyer covenants shall be timely made and (ii) where failure to obtain such consent or approval or failure to make such filing would not reasonably be expected to be material.

         4.06 Insolvency. Buyer has not initiated any insolvency or bankruptcy proceeding.

         4.07 Acquisition of Rights. Buyer is not aware of, and has no reason to believe there is, any reason relating to Buyer that any Governmental Authority whose consent is required or contemplated hereunder, would refuse to consent to the transfer of the PCS Licenses or the other PCS Assets to Buyer hereunder or would condition granting of any such consent on the performance by Sellers or Buyer of any material obligation not expressly set forth herein.

         4.08 Buyer's Financial Capability. Buyer has the financial capability, including all financing, necessary to consummate the transactions contemplated in this Agreement and pay the Purchase Price.

5.   Covenants Pending Closing.

         5.01 Business of Sellers. From the date hereof to the Closing Date, and except as otherwise consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld or delayed), Sellers covenant and agree as follows:

               (a) Business in Ordinary Course. Except as otherwise provided herein, Sellers shall conduct the PCS Operations in the ordinary course, consistent with past practices, and will not engage in any material transaction, including, without limitation, entering into or amending in any material respect any PCS License or Contract, other than in the ordinary course of business, nor change in any material respect its business policies or practices. Subject to the foregoing, and except as otherwise provided herein, Sellers shall use their reasonable commercial efforts to preserve the PCS Assets, including the PCS Licenses, intact. Sellers shall pay before delinquent all taxes and other charges upon or against Sellers or any of their properties or income, file when due all tax returns and other reports required by Governmental Authorities and pay when due all liabilities except those which they choose to contest in good faith and by appropriate proceedings. Sellers shall maintain their right and interest in and the validity of, the PCS Licenses, and shall not engage in any action or omit to take any action which would be reasonably likely to result in a material adverse effect on the PCS Licenses. Sellers shall comply with all laws, rules and regulations applicable to the PCS Licenses except to the extent that any non-compliance would not be reasonably likely to have a Material Adverse Effect. Sellers shall promptly provide Buyer with copies of all applications or other correspondence to the FCC and any notices, orders or correspondence received from the FCC with respect to the PCS Licenses.

               (b) Litigation During Interim Period. Sellers will advise Buyer in writing promptly of the assertion, commencement or threat of any claim, litigation, labor dispute, proceeding or investigation in which any Seller is a party or by which the PCS Assets may be affected and which could reasonably be expected to have a Material Adverse Effect or which relates to the transactions contemplated hereby.

               (c) Material Contracts. Sellers shall deliver to Buyer copies of all Material Contracts that are entered into after the date hereof and prior to the Closing, promptly after their execution and delivery by all the parties thereto.

         5.02 Access to Information. Between the date of this Agreement and the Closing, Buyer shall have reasonable access during normal business hours to the employees, properties, books, reports, records, PCS Licenses and Contracts of Sellers, and Sellers shall furnish Buyer with all information it may reasonably request. All information obtained by Buyer pursuant to this Agreement and in connection with the negotiation hereof shall be used by Buyer solely for purposes related to this Agreement and the acquisition of the PCS Assets and, in the case of non-public information, shall, except as may be required for the performance of this Agreement or by Law, be kept in strict confidence by Buyer in accordance with the terms of the Confidentiality Agreement dated September 18, 2002, between Buyer and Northcoast.

         5.03 Non-solicitation. Prior to the Closing, none of the Sellers shall, directly or indirectly, sell, agree to sell, solicit inquiries or proposals or furnish any non-public information with respect to a sale or inquiry or proposal for sale, or initiate or participate in any negotiations or discussions whatsoever concerning any acquisition or purchase of, outside of the ordinary course of business, any or all of the PCS Assets. The Sellers shall instruct their officers, affiliates, employees and agents to refrain from doing any of the above.

         5.04 Certain Employee Matters.

               (a) For the avoidance of doubt, Buyer does not intend to, and will not, offer employment to any employees of the Sellers or their affiliates in connection with the consummation of the transactions contemplated hereby, and nothing contained in this Agreement shall confer upon any employees of Sellers or their affiliates any right with respect to continued employment by any Seller or any affiliate of a Seller or to commence employment with Buyer or any affiliate of Buyer.

               (b) Sellers shall deliver any notice required under COBRA as a result of the termination of any of their employees.

         5.05 Transferring Subsidiaries. To the extent any of the PCS Assets are owned by subsidiaries of Northcoast other than Boston LLC, New York LLC or Cleveland PCS, LLC, Northcoast, Boston LLC and New York LLC shall cause such subsidiaries to sell, convey, transfer, assign and deliver all of such subsidiaries' right, title and interest to such PCS Assets to Buyer at the Closing. Each such subsidiary shall be deemed a "Seller" for purposes hereof.

         5.06 Termination of Cell Site Leases.

               (a) Notwithstanding Sections 5.01(a) and 9.03, Sellers shall be permitted to deliver to Buyer written notice (a "Cancellation Notice) of its intent to terminate any cell site lease at least ten (10) business days prior to the date Sellers intend to notify the landlord for such cell site lease of its intent to effect a termination thereof. Buyer shall, within five (5) business days of the delivery of such notice, notify Sellers in writing if it objects to such termination.

               (b) If Buyer does not timely object to Sellers' determination to effect such a termination, Buyer shall be deemed to have accepted Seller's intent to effect such a termination, and Seller may terminate such cell site lease in a manner which does not result in any additional liability to Buyer.

               (c) If Buyer timely objects to the proposed termination of such cell site lease, Sellers shall not effect such termination, and Buyer shall reimburse Sellers for all expenses under such cell site lease from the date Buyer delivered a Cancellation Notice through and until the Closing Date. Buyer and Sellers shall cooperate in obtaining any consent needed to effectuate the assignment of the lease for such cell site to Buyer at the Closing. In the event such consent is not obtained, such lease shall not be assigned to Buyer at Closing and Sellers may elect to either terminate such cell site lease or to cooperate with Buyer in any commercially reasonable arrangement designed to provide the benefits of such cell site lease to Buyer with Buyer reimbursing Sellers for their costs incurred in providing such benefits.

               (d) Sellers shall not be deemed to have breached any representation or warranty, set forth in Sections 3.02(b), 3.04(a), 3.04(b), 3.04(g) or 3.12 as a result of the termination of any cell site lease, provided that Sellers have complied with this Section 5.06.

6.   Deliveries at Closing.

         6.01 Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer:

               (a) such warranty deeds, bills of sale, endorsements, and other good and sufficient instruments of conveyance, transfer and assignment as are necessary to vest in Buyer the right, title and interest of Sellers in accordance herewith in and to the PCS Assets in a form reasonably satisfactory to Buyer, which shall include, without limitation, a bill of sale and general assignment, substantially in the form of Exhibit D hereto (the "Bill of Sale and General Assignment"), duly executed by Sellers.

               (b) The Assumption Agreement, substantially in the form of Exhibit C hereto, duly executed by Sellers.

               (c) A certificate signed by a principal officer of each Seller, dated as of the Closing, representing and certifying to Buyer as to the matters set forth in Sections 7.03 and 7.04.

               (d) Evidence in a form and substance reasonably satisfactory to Buyer that the consents and approvals listed in Schedule 3.02 as required as conditions to the transactions contemplated hereunder have been obtained.

               (e) An opinion as to FCC matters substantially in the form set forth as Exhibit E hereto.

               (f) An opinion of counsel reasonably satisfactory to Buyer, addressed to Buyer, in form reasonably satisfactory to Buyer, containing customary provisions and qualifications as to the organization of Sellers, the authorization of this Agreement by Sellers, the due execution and delivery of this Agreement by Sellers and the enforceability of this Agreement against Sellers.

               (g) An affidavit from each Seller (or, for each Seller which is a disregarded entity for Federal income tax purposes, from the applicable owner of such Seller which is not a disregarded entity) stating, under penalty of perjury, such Person's United States taxpayer identification number and that such Person is not a foreign person, pursuant to section 1445(b)(2) of the Internal Revenue Code.

               (h) One or more clearance certificates or similar documents which are required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price; provided, that this requirement shall apply only to the extent that the failure to obtain such a certificate or similar document would violate state law.

         6.02 Deliveries by Buyer to Sellers. At the Closing, Buyer will deliver or cause to be delivered to Sellers:

               (a) The Preliminary Purchase Price less the FCC Payoff Amount less the Escrow Deposit plus or minus the Initial Adjustments Amount as provided in Section 2.03.

               (b) The Bill of Sale and General Assignment, substantially in the form of Exhibit D hereto, duly executed by Buyer.

               (c) The Assumption Agreement, substantially in the form of Exhibit C hereto, duly executed by Buyer.

               (d) A certificate signed by a principal officer of Buyer, dated as of the Closing, representing and certifying to Sellers as to the matters set forth in Sections 8.03 and 8.04.

               (e) Evidence in a form and substance reasonably satisfactory to Sellers that the consents and approvals referred to in Section 4.05 have been obtained.

               (f) An opinion of counsel reasonably satisfactory to Sellers (it being understood that either of Messrs. Jonathan Ratner or Steven Jackman is acceptable for these purposes), addressed to Sellers, in form reasonably satisfactory to Sellers, containing customary provisions and qualifications as to the organization of Buyer, the authorization of this Agreement by Buyer, the due execution and delivery of this Agreement by Buyer and the enforceability of this Agreement against Buyer.

         6.03 Additional Deliveries by Buyer and Sellers.

               (a) At the Closing, Buyer and Sellers will deliver or cause to be delivered to each other and to the Escrow Agent, the Escrow Agreement, duly executed by Buyer or the Sellers, as the case may be, and Buyer shall deliver to the Escrow Agent the Escrow Deposit.

               (b) At the Closing, Buyer shall pay the FCC Payoff Amount to the FCC.

7.   Conditions to the Obligations of Buyer.

         The obligations of Buyer to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Buyer:

         7.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and all of the approvals and consents described in
Schedule 4.05 required as conditions to the Closing shall have been obtained and shall be in full force and effect. The FCC's consent to the assignment of the PCS Licenses from Sellers to Buyer shall have become a Final Order, and shall not contain any restrictions, conditions or limitations that are material and adverse, other than any such restrictions, conditions or limitations imposed as a result of any actions or omissions of Buyer or any of its affiliates.

         7.02 Sellers' Authority. All actions under the documents governing Sellers necessary to authorize (i) the execution and delivery of this Agreement by Sellers and the performance by Sellers of their obligations under this Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Sellers and shall be in full force and effect on the Closing Date.

         7.03 Performance by Sellers. Sellers shall have performed in all material respects their agreements and covenants hereunder (including, without limitation, their covenants in Articles 5 and 6) to the extent such are required to be performed at or prior to the Closing.

         7.04 Absence of Breach of Warranties and Representations. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (disregarding the terms "material," "materially," "materiality," "in all material respects," "material adverse effect," "Material Adverse Effect" or similar qualifications as to materiality contained therein) on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby or the conduct of the Sellers' business insofar as it relates to the PCS Assets in accordance with Article 5 hereof between the date hereof and the Closing Date, or (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a Material Adverse Effect.

         7.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the transactions contemplated hereby or which has had or would be reasonably likely to have a Material Adverse Effect.

         7.06 Repayment of Indebtedness. At or prior to the Closing, Sellers shall have repaid or caused to repaid and discharged all indebtedness for borrowed money of Sellers relating to the PCS Assets other the FCC Payoff Amount.

         7.07 FCC Payoff Letter. The FCC shall have issued the FCC Payoff Letter prior to Closing, and the Sellers shall have provided Buyer with a copy of such FCC Payoff Letter.

8.   Conditions to the Obligations of Sellers.

         The obligations of Sellers to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Sellers:

         8.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and all of the approvals and consents described in
Schedule 3.02 required as conditions to the Closing shall have been obtained and shall be in full force and effect. The FCC's consent to the assignment of the PCS Licenses from Sellers to Buyer shall have become a Final Order.

         8.02 Buyer's Authority. All actions under the documents governing Buyer necessary to authorize (i) the execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Buyer and shall be in full force and effect on the Closing Date.

         8.03 Performance by Buyer. Buyer shall have performed in all material respects all covenants and agreements to be performed by it hereunder to the extent such are required to be performed at or prior to the Closing.

         8.04 Absence of Breach of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (disregarding the terms "material," "materially," "materiality," "in all material respects," "material adverse effect" or similar qualifications as to materiality contained therein) on and as of the Closing Date with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, was not, is not and would not reasonably be expected to be material.

         8.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the transactions contemplated hereby.

         8.06 Repayment of Indebtedness. Buyer shall have paid to the FCC the FCC Payoff Amount.

9.   Covenants.

         9.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the other to exercise reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder, and each party shall use reasonable commercial efforts to notify promptly the other if it shall learn that any conditions to performance of either party will not be fulfilled.

         9.02 Compliance with HSR Act and Rules.

               (a) The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules are applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby.

               (b) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and Rules relating to filing and furnishing of information to the FTC and the DOJ, the parties' actions to include, without limitation, (i) filing or causing to be filed the HSR Report required to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging mutual information required to be disclosed therein) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Sellers and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply reasonably promptly with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

               (c) Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ by an action to stay or enjoin such consummation, then either Buyer or Sellers shall have the right to terminate this Agreement unless the party seeking such termination has materially breached its obligations under this Agreement, and unless the other of such parties, at its sole cost and expense, elects to contest such action, in which case the noncontesting party shall cooperate with the contesting party and assist the contesting party, as reasonably requested, to contest such action until such time as either party terminates this Agreement under this Section or Article
          12. In the event that such a stay or injunction or a temporary restraining order is granted (preliminary or otherwise) by a Federal court then either Buyer or Sellers may terminate this Agreement by prompt written notice to the other. To effectuate the intent of the foregoing provisions of this Section 9.02, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party, provided that the parties shall not be required to disclose to each other confidential information regarding the valuation of the PCS Assets, it being understood that the foregoing shall not restrict the disclosure of such information on a confidential basis to the other parties' outside counsel or up to two in-house counsel with responsibility for regulatory approval of the transaction.

         9.03 Application for Assignment of Contracts and PCS Licenses. Subject to Sellers' right to terminate cell site leases pursuant to Section 5.06, in order to secure requisite consents or approvals of the assignments to Buyer of the Contracts and PCS Licenses, Sellers shall proceed as promptly as practicable and in good faith and using reasonable commercial efforts, to prepare, file and prosecute such application or applications as may be necessary to obtain each consent or approval of the assignments of Contracts to Buyer that by its terms requires such consent, and Buyer and Sellers shall proceed as promptly as practicable and in good faith and using reasonable commercial efforts, to prepare and file no later than 10 business days after the date hereof and prosecute such application or applications as may be necessary to obtain each consent or approval of the FCC of the assignments of the PCS Licenses to Buyer. Buyer and Sellers shall use reasonable commercial efforts to promptly assist each other and shall take such prompt and affirmative actions as may be reasonably necessary in obtaining such approvals and shall cooperate with each other in the preparation, filing and prosecution of such applications as may be reasonably necessary, and agree to furnish all information required by the approving entity, and to be represented at such meetings or hearings as may be scheduled to consider such applications. In the event that at any time after the date hereof Buyer or Sellers, or any of their respective affiliates, take any action or enter into any transaction that would have the effect of materially impeding, delaying or preventing the receipt of any regulatory approvals necessary to effect the assignments to Buyer of the Contracts and the PCS Licenses pursuant to this Agreement, such party or parties shall use its or their best efforts to eliminate or otherwise mitigate as fully as possible any such adverse effect on obtaining such approvals.

         9.04 Records, Taxes and Related Matters. Sellers and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other parties, or by their duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date with respect to all transactions relating to the PCS Assets occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operations and cash flows of the business conducted in connection with PCS Assets for any period prior to the Closing. In the case of records owned by Sellers, such records shall be made available at the relevant Seller's executive office, and in the case of records owned by Buyer, such records shall be made available at the office at which such records are maintained. As used in this Section 9.04, the right of inspection includes the right to make copies for reasonable business purposes.

         9.05 Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of Sellers' obligations under Section
9.03 or the conditions set forth in Section 7.01) but subject to Sellers' right to terminate cell site leases pursuant to Section 5.06, Sellers shall not assign to Buyer at Closing any Contract which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Sellers shall, to the extent reasonably necessary and at Buyer's cost, cooperate with Buyer in any commercially reasonable arrangement designed to provide the benefits thereof to Buyer.

         9.06 Access by Sellers. Subsequent to the Closing, Buyer shall preserve and provide Sellers reasonable access during normal business hours to all of the books, reports, records, PCS

Licenses and Contracts from files and records transferred to Buyer at the time of Closing, for the purposes of the preparation of tax returns, the defense of any claims asserted or which may be asserted with respect to which any Seller is the Indemnitor as contemplated by the Agreement, or other proper business purposes. Buyer shall give Sellers prior written notice of any intended destruction or disposal of any such books, reports, records, PCS Licenses and Contracts and, at Sellers' request, shall deliver any such books, reports, records, PCS Licenses and Contracts to Sellers, provided that Sellers shall reimburse Buyer for any out-of-pocket expenses incurred for copying and shipping.

10. Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification.

         10.01 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement shall survive the Closing for a period of one year, and shall thereafter terminate. Any claim by an Indemnitee against Sellers based upon breach of any such representation or warranty made pursuant to this Article 10 must be submitted to the Indemnitor prior to or at the expiration of the survival period, and in the case of claims for indemnification against Sellers, in accordance with the terms and provisions of the Escrow Agreement. There shall be no remedy, under this Agreement or otherwise, for any claim made by an Indemnitee for breaches of representations or warranties following the survival period. In the case of any claim submitted within such time period, the right of the Indemnitee to recover from the Indemnitor with respect to such claim shall not be dependent on the claim being resolved or the Losses being incurred within such time period. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and agreements set forth herein. The waiver of any condition regarding the accuracy of any representation or warranty, regarding the performance of or compliance with any covenant or obligation or regarding any other matter, will not affect the right of indemnification of the waiving party after the Closing based on the inaccuracy of such representation or warranty or the nonperformance of or noncompliance with such covenant or obligation, provided, however, that Buyer shall promptly notify Sellers following its discovery (through actual knowledge) of such inaccuracy of such representation or warranty or such nonperformance of or noncompliance with such covenant or obligation.

         10.02 Indemnification by Sellers.

               (a) Indemnity. Subject to Section 10.01, and Section 10.02(b), Sellers agree to indemnify, defend and hold harmless Buyer and its affiliates and their respective shareholders, directors, officers, members, partners, employees, agents, successors and assigns (an "Indemnified Buyer Party"), for, from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) (collectively, "Losses") to which they may become subject, incur or suffer as a result of (i) the Excluded Liabilities, (ii) any and all misrepresentations or breaches of a representation or warranty of Sellers set forth in Article 3, or (iii) the nonperformance or breach of any covenants or agreements of Sellers contained herein or in the Ancillary Documents. All references to the terms "material," "materially," "materiality," "in all material respects," "material adverse effect," "Material Adverse Effect" and similar qualifications as to materiality contained in any representation or warranty of Sellers shall be ignored for purposes of Section 10.02(a)(ii).

               (b) Payment from Escrow Fund.

                    (i) If any Indemnified  Buyer Party shall become entitled to any payments from the Sellers with respect to any matter for which the Sellers have indemnified such party hereunder, such Indemnified Buyer Party shall be entitled to receive from the Escrow Fund (and in the case of breaches of representations and warranties, only to the extent thereof) a cash payment equal to the amount due to such Indemnified Buyer Party in accordance with the terms and conditions of the Escrow Agreement. The amount of such payment (and adjustment) shall be equal to the amount of Loss incurred by the Indemnified Buyer Party on account of the matter for which indemnification is required hereunder, less the net amount of any payments made or to be made to the Indemnified Buyer Party under any insurance, indemnity or similar policy or arrangement. Following the distribution of the entire Escrow Fund in accordance with the Escrow Agreement, payments to be made by Sellers to an Indemnified Buyer Party pursuant to Section
               10.02(a)(i) or Section 10.02(a)(iii) shall be made by the Sellers.

                    (ii) Buyer  acknowledges  that except as provided by Section
               13.13 its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this
               Article 10 and Buyer hereby waives, on behalf of itself and all other Indemnified Buyer Parties, from and after the Closing, any and all rights, claims and causes of action it may have against the Sellers or any of their respective affiliates, members, directors, officers or employees arising under or based upon any law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in this Article 10), provided, however, that nothing in this Article 10 shall limit any claim Buyer may have in respect of fraud.

               (c) Any obligations of the Sellers under this Section 10 shall represent a retrospective adjustment to the Purchase Price. Notwithstanding anything contained herein to the contrary, the indemnification provided pursuant to Section 10.02(a)(ii) shall only apply to the extent that, and not until, the aggregate of all amounts subject to indemnification under Section 10.02(a)(ii) exceeds $7,500,000 (the "Deductible") and as to any particular indemnity claim or series of related indemnity claims under Section 10.02(a)(ii) only to the extent that, and only if, such indemnity claim or series of related indemnity claims equals or exceeds $25,000 (the "De Minimis"). In any event, the maximum, and only, amount that all Buyer Indemnified Parties shall be entitled to in respect of all claims by all parties pursuant to Section 10.02(a)(ii) is the amount of the Escrow Fund.

         10.03 Indemnification by Buyer.

               (a)  Indemnity.  Buyer  agrees  to  indemnify,  defend  and  hold
          harmless   Sellers   and  their   affiliates   and  their   respective
          shareholders, members, partners, directors, officers, employees, agents, successors and assigns (an "Indemnified Seller Party"), from and against all Losses to which they may become subject, incur or suffer as a result of (i) the Assumed Liabilities, (ii) any and all misrepresentations or breaches of a representation or warranty set forth  in  Article  4 or  in  any  Ancillary  Document  or  (iii)  the
          nonperformance or breach of any covenants or agreements of Buyer contained. All references to the terms "material", "materially", "materiality", "in all material respects", "material adverse effect" and similar qualifications as to materiality contained in any representation or warranty of Buyer shall be ignored for purposes of
          Section 10.03(a)(ii).

               (b) Payment. Any obligations of Buyer under the provisions of this Article 10 shall be paid promptly to the applicable Indemnified Seller Party by Buyer and shall represent a retrospective adjustment to the Purchase Price. The amount of such payment (and adjustment) shall be equal to the amount of the Loss incurred by such Indemnified Seller Party on account of the matter for which indemnification is required hereunder, less the net amount of any payments made or to be made to such Indemnified Seller Party under any insurance, indemnity or similar policy or arrangement. Notwithstanding anything contained herein to the contrary, the indemnification provided above shall only apply to the extent that, and not until, the aggregate of all amounts subject to indemnification under this Section 10.03(a)(ii) exceeds the Deductible and as to any particular indemnity claim or series of related indemnity claims only to the extent that, and only if, such indemnity claim or series of related indemnity claims equals or exceeds the De Minimis. In any event, the maximum amount that Buyer will be required to pay under this Section 10.03 in respect of all claims by all parties pursuant to Section 10.03(a)(ii) is $60,000,000.

         10.04 Third Party Claims; Etc.

               (a) If any claim ("Asserted Claim") covered by the foregoing indemnities is asserted against any indemnified party ("Indemnitee"), it shall be a condition to the obligations under this Article that the Indemnitee shall promptly give the indemnifying party ("Indemnitor") notice thereof in accordance with Section 13.05. The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor's expense, and Indemnitee shall extend reasonable cooperation in connection with such defense. In addition, the Indemnitee shall be permitted to join in the defense and settlement of the Asserted Claim and to employ counsel at its expense. If the Indemnitor fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay. Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this
          Article 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld.

               (b) If an Asserted Claim occurs, the indemnification provided for in this Article 10 shall be the exclusive remedy of any party in respect of any inaccuracy in any representations and warranties contained herein.

         10.05 Replacement of Escrow Fund. At any time during the term of the Escrow Agreement, Sellers may elect to terminate the Escrow Agreement and replace the Escrow Fund with an irrevocable letter of credit, issued by a commercial banking institution reasonably acceptable to Buyer and in form reasonably acceptable to Buyer, in amount and with such documentary conditions so as to duplicate mutatis mutandis the term and remaining amount of the Escrow Fund as the source of indemnification to the Indemnified Buyer Parties by Sellers under Section 10.02, in which case, upon the issuance of such letter of credit to and for the Buyer, as beneficiary, the Escrow Agent shall pay to Sellers the full balance of the Escrow Fund without regard to any amounts set forth in any outstanding Notice(s) of Claim (as defined in the Escrow Agreement), and references to the Escrow Fund in this Article 10 shall be deemed to refer to such letter of credit as the context so indicates.

11.  Further Assurances.

         From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other party and take such other actions as the other party reasonably may request to effect the purposes and intent of this Agreement. Subsequent to the Closing, Sellers shall provide to Buyer a copy of any FCC lien release letter or other evidence supplied to Sellers by the FCC that the notes associated with the FCC Installment Payment Obligations have been cancelled.

12.  Closing.

         12.01 Closing.

               (a) The Closing shall take place at the offices of Sellers' outside counsel at 10:00 a.m., local time, on the fifth business day after all conditions to the sale as provided in Articles 7 and 8 have been satisfied other than those conditions which are to be satisfied at the Closing, but in contemplation of the satisfaction of such conditions (the "Closing Date"); provided, however, that (i) if the Closing shall not have occurred prior to the first anniversary of the date hereof (as the same may be extended under Section 12.01(b), the "Outside Date"), this Agreement may be terminated by either Sellers or Buyer unless Section 12.01(b) applies (provided that the failure to achieve the Closing by the Outside Date has not proximately resulted from a material breach of this Agreement by a party seeking to terminate under this Section 12.01), and (ii) if the originally scheduled Outside Date is extended pursuant to Section 12.01(b) and the Closing shall not have occurred by the extended Outside Date, this Agreement may be terminated by either Sellers or Buyer (provided that the failure to achieve the Closing by the extended Outside Date has not proximately resulted from a material breach of this Agreement by a party seeking to terminate under this Section 12.01).

               (b) Notwithstanding the foregoing, if after the date hereof and prior to the originally scheduled Outside Date, Buyer or any of its affiliates (excluding any such affiliate that is a member of the Vodafone Group) enters into any agreement whereby it would acquire PCS licenses in any market covered by the PCS Licenses and Closing does not occur by such Outside Date solely by reason of the failure to obtain a Final Order evidencing the FCC's consent to the assignment of the PCS Licenses under this Agreement, Sellers may (so long as Sellers did not breach their obligations with respect to efforts to seek the FCC consent or approval under Section 9.03), at their election, terminate this Agreement by written notice to Buyer on or prior to the originally scheduled Outside Date. If Sellers do not elect to so terminate the Agreement, Buyer may, at its election, terminate this Agreement by written notice to Sellers within two business days after the receipt of Sellers' written notice or the originally scheduled Outside Date, as applicable. If Buyer does not elect to so terminate the Agreement, the Outside Date shall be extended by six months (and for purposes of this Agreement, the Outside Date shall be the Outside Date as so extended) and, if the Closing occurs, at the Closing Buyer shall pay to Sellers in addition to the Purchase Price interest accrued on the Purchase Price from the period starting on the first anniversary of the date hereof through and including the Closing Date at an annual rate of 10%. If Buyer elects to so terminate the Agreement, Sellers shall use all reasonable commercial efforts in good faith to sell the PCS Assets (or substantially all of the PCS Assets) as expeditiously as reasonably possible to a bona fide purchaser unaffiliated to Sellers with a view to maximizing value, it being understood that the foregoing will not require the Sellers to enter into any obligations more burdensome in the aggregate than those contained in this Agreement (the "Second Transaction"), and at the consummation of such Second Transaction Buyer shall pay to Sellers, by wire transfer of immediately available funds, an amount equal to the difference, if any, between (i) the sum of $750,000,000 together with interest accrued thereon from the date this Agreement is terminated through and including the closing date of such Second Transaction at an annual rate of 10% and (ii) the purchase price paid to Sellers in such Second Transaction.

               (c) If, as of the Outside Date, the Agreement is so terminated by either Sellers or Buyer under Sections 12.01(a) or (b), all parties hereto shall be released from all obligations hereunder, other than obligations under the second sentence of Section 5.02 (and the Confidentiality Agreement referred to therein), the last sentence of
          Section 12.01(b) and Section 13.10, and each party hereto will bear expenses as provided in Section 13.06 hereof, provided that no such termination shall release any party from any obligation arising from a breach or default hereunder prior to such termination.

               (d) At the Closing, the parties hereto shall execute and deliver all instruments and documents as shall be necessary in the reasonable opinion of counsel for the respective parties to consummate the transactions contemplated herein.

         12.02  Termination.  In addition  to the  termination  provided  for in
Section 12.01, this Agreement may be terminated and the transactions contemplated hereby may be abandoned (provided, however, that no such termination shall release any party from any obligations arising from a breach or default hereunder prior to such termination):

               (a) At any time, by the mutual written agreement of Buyer and Sellers;

               (b) By Buyer, upon and effective as of the date of written notice to Seller, if events occur or conditions exist which would render impossible the satisfaction of one or more conditions to the obligation of the Buyer to consummate the transactions contemplated by this Agreement as set forth in Article 7, and the impossibility of the satisfaction of such condition(s) has not proximately resulted from the Buyer's material breach of this Agreement;

               (c) By Sellers, upon and effective as of the date of written notice to Buyer, if events occur or conditions exist which would render impossible the satisfaction of one or more conditions to the obligation of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Article 8, and the impossibility of the satisfaction of such condition(s) has not proximately resulted from the Sellers' material breach of this Agreement;

               (d) By Buyer, at any time if Sellers failed to comply in any material respect with any of the covenants or obligations set forth herein, provided that Buyer shall have promptly given Sellers written notice of the same and Sellers shall not have cured same within 30 days of receipt of said notice;

               (e) By Sellers, at any time if Buyers failed to comply in any material respect with any of the covenants or obligations set forth herein, provided that Sellers shall have promptly given Buyer written notice of the same and Buyer shall not have cured same within 30 days of receipt of said notice; or

               (f) By Sellers or Buyer, upon and effective as of the date of written notice to the other, pursuant to the termination provisions of
          Section 9.02(c).

13.  Miscellaneous.

         13.01 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

         13.02 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement referred to in Section
5.02. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

         13.03 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned other than (a) with the prior written consent of the other parties hereto, or (b) after the Closing to a Person that acquires all or substantially all of a party's assets and assumes all of the party's obligations hereunder, including by way of merger, consolidation, transfer of all or substantially all of such party's assets and liabilities, or otherwise. Any purported assignment made other than as provided in this Section 13.03 shall be null and void.

         13.04 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more separate counterparts, and all such counterparts shall constitute one and the same instrument.

         13.05 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person, faxed (with confirmation) or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one business day after delivery to a nationally recognized overnight courier service, and addressed as follows:

         If to Sellers:    Northcoast Communications, L.L.C.
                           Boston Holding, LLC
                           New York PCS Holding, LLC
                           80 Baylis Road
                           Suite 201
                           Melville, New York  11747
                           Telephone:  (631) 592-7700
                           Facsimile:  (631) 249-1006
                           Attention:  John Dolan

         copies to:        Cablevision Systems Corporation
                           1111 Stewart Avenue
                           Bethpage, New York  11714
                           Telephone:  (516) 803-2300
                           Facsimile:  (516) 803-2577
                           Attention:  General Counsel

                                       and

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Telephone:  (212) 558-4000
                           Facsimile:  (212) 558-3588
                           Attention:  John Evangelakos, Esq.

                                       and

                           Winston & Strawn
                           200 Park Avenue
                           New York, New York  10166
                           Telephone:  (212) 294-6787
                           Facsimile:  (212) 294-4700
                           Attention:  Daniel A. Ninivaggi, Esq.

         If to Buyer:      Cellco Partnership
                           180 Washington Valley Road
                           Bedminster,  NJ 07921
                           Telephone:  908-306-4953
                           Facsimile:  908-306-7887
                           Attention:  Margaret P. Feldman

         copies to:        Cellco Partnership
                           180 Washington Valley Road
                           Bedminster, NJ  07921
                           Telephone:  908-306-7819
                           Facsimile:  908-306-7766
                           Attention:  Jonathan Ratner, Esq.
                                       Steven B. Jackman, Esq.

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.05. Notwithstanding the foregoing, notices to be delivered under Section 5.06(a) shall also be delivered to the persons set forth on Exhibit F.

         13.06 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

         13.07 Non-Recourse. No partner, officer, director, manager, member, shareholder or other holder of an ownership interest of or in any party to this Agreement shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

         13.08 Third Party Beneficiary. This Agreement is entered into only for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing hereunder shall be deemed to constitute any Person that is not a party to this Agreement a third party beneficiary to this Agreement.

         13.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

         13.10 Press Releases. No press release or other public information relating to the purchase and sale contemplated in this Agreement shall be made or disclosed by any party hereto without the consent of the other parties; provided, however, that any party may disclose such information if reasonably deemed to be required by Law by the legal counsel for such party; provided, further, that such party shall notify the others as soon as reasonably practicable prior to the issuance of such press release.

         13.11 Bulk Transfer Laws. The parties hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Laws) that may be applicable to the transactions contemplated by this Agreement.

         13.12 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.

         13.13 Specific Performance for Buyer. Sellers acknowledge and agree that the PCS Assets, including without limitation the PCS Licenses, are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by Sellers in the performance of their obligations under this Agreement. Accordingly, Sellers agree that in the event of any such breach by Sellers, Buyer shall be entitled to a decree of specific performance pursuant to which the Sellers are ordered to affirmatively carry out its obligations under this Agreement, without the necessity of proving actual damages or posting a bond.

         13.14 Specific Performance for Sellers. Buyer acknowledges and agrees that the PCS Assets, including without limitation the PCS Licenses, are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by Buyer in the performance of its obligations under this Agreement. Accordingly, Buyer agrees that in the event of any such breach by Buyer, Sellers shall be entitled to a decree of specific performance pursuant to which the Buyer is ordered to affirmatively carry out its obligations under this Agreement, without the necessity of proving actual damages or posting a bond.

         13.15 Confidentiality of Business Information. From and after the consummation of the Closing, none of the Sellers shall disclose to any third party of any information about the PCS Assets or any information provided to Sellers pursuant to Section 9.06, provided no Seller shall be required to maintain confidential any information which: (a) is in the published literature or known to the public prior to the date hereof or becomes published in the literature or known to the public after the date hereof through no fault of any Seller; (b) is obtained from a third party, provided that such third party is not known by Sellers to be bound by any confidentiality obligation prohibiting the disclosure of such information; or (c) is required by law or judicial or administrative process to be disclosed; or (d) is related to the enforcement of Sellers' rights under, or the defense against any claims made under, this Agreement or the Ancillary Documents.

                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        SELLERS:

                                        NORTHCOAST COMMUNICATIONS, L.L.C.

                                        By: /s/ John Dolan
                                           -------------------------------------
                                           Name:  John Dolan
                                           Title:  Chief Executive Officer

                                        BOSTON HOLDING, LLC

                                        By: /s/ John Dolan
                                           -------------------------------------
                                           Name:  John Dolan
                                           Title:  Chief Executive Officer

                                        NEW YORK PCS HOLDING, LLC

                                        By: /s/ John Dolan
                                           -------------------------------------
                                           Name:  John Dolan
                                           Title:  Chief Executive Officer

                                        BUYER:

                                        CELLCO PARTNERSHIP d/b/a VERIZON
                                        WIRELESS

                                        By: /s/ Dennis F. Strigl
                                           -------------------------------------
                                           Name:  Dennis F. Strigl
                                           Title:  Chief Executive Officer

                                        By: /s/ Andrew N. Halford
                                           -------------------------------------
                                           Name:  Andrew N. Halford
                                           Title:  Chief Financial Officer